EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

RUSH ENTERPRISES, INC.

1.             Pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, Rush Enterprises, Inc., a Texas corporation, hereby adopts Restated Articles of Incorporation, which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and which contain no change in any provision thereof.

2.             The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation, which accurately copy the entire text thereof:

ARTICLE ONE

The name of the corporation is Rush Enterprises, Inc.

ARTICLE TWO

The period of duration of the corporation is perpetual.

ARTICLE THREE

The corporation is organized to transact any and all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The total number of shares of all classes of stock which the corporation shall be authorized to issue is 81,000,000 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 60,000,000 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 20,000,000 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as follows:

A.
PROVISIONS APPLICABLE TO PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series and in such amounts as may be fixed and determined herein or by the board of directors.  The designations, preferences, limitations and relative rights, including voting rights, of each series of Preferred Stock shall be such as are fixed by the board of directors, and stated and expressed in a resolution or resolutions adopted by the board of directors providing for the establishment of any such series of Preferred Stock.  The board of directors is hereby expressly authorized to establish any series of unissued shares of Preferred Stock by fixing and determining the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series so established, within the limitations set forth in Article 2.13 of the Texas Business Corporation Act and herein, and to increase or decrease the number of shares within each such series; provided, however, that the board of directors may not decrease the number of shares within a series below the number of shares within such series that is then issued.

Except in respect of the particulars fixed by the board of directors for series established by the board of directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical.  All shares of any one series of Preferred Stock so designated by the board of directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

B.
PROVISIONS APPLICABLE TO CLASS A AND CLASS B COMMON STOCK

1.             Junior Stock.  Class A Common Stock and Class B Common Stock are junior to each series of Preferred Stock and are subject to all of the rights, privileges and preferences and priorities of Preferred Stock as herein set forth.

2.             Dividends.  Subject to all rights of each series of Preferred Stock, dividends may be paid on Class A Common Stock and Class B Common Stock as and when declared by the board of directors of the corporation out of any funds of the corporation legally available for the payment thereof.   The holders of record of Class A Common Stock and the holders of record of Class B Common Stock shall have equal rights and rank per share with respect to any and all dividends and distributions declared on the common stock of the corporation, and no dividend or distribution shall be declared or made with respect to either Class A Common Stock or Class B Common Stock unless that dividend or distribution is declared and made with respect to both such classes; except that a dividend or distribution upon Class A Common Stock which will be paid in shares of common stock of the corporation shall be declared and made only in shares of Class A Common Stock and a dividend or distribution upon Class B Common Stock which will be paid in shares of common stock of the Corporation shall be declared and made only in shares of Class B Common Stock, and if a dividend or distribution is so declared and paid in shares of one class of common stock to the holder of each share of that class, a per-share dividend or distribution in an equal number of shares of the other class of common stock shall be concurrently declared and paid to the holder of each share of such other class, so that the number of shares of Class A Common Stock paid as a dividend or distribution on a share of Class A Common Stock shall be equal to the number of shares of Class B Common Stock paid as a dividend or distribution on a share of Class B Common Stock.

3.             Liquidation Preference.  Subject to all of the rights, privileges and preferences and priorities of each series of Preferred Stock, after payment shall have been made in full to the holders of each series of Preferred Stock in the event of any liquidation, dissolution or winding up of the corporation, to the extent of the liquidation preferences of such classes of stock, the remaining assets and funds of the corporation shall be distributed ratably to the holders of Class A Common Stock and Class B Common Stock according to their respective shares.  Each share of Class A Common Stock and Class B Common Stock shall rank equally with respect to any distribution to be received by holders of common stock upon or with respect to liquidation, dissolution or winding up.

C.
PROVISIONS APPLICABLE TO CLASS A COMMON STOCK

1.             Voting.  Subject to all of the rights, privileges and preferences and priorities of each series of Preferred Stock, (i) the holders of Class A Common Stock are entitled to one-twentieth (1/20th) of one vote per share on all questions presented to the shareholders.  In all elections of directors of the corporation, each holder of Class A Common Stock shall have the right to vote in person or by proxy one-twentieth (1/20th) of one vote for each share of Class A Common Stock held by such holder for as many persons as there are directors to be elected.

Any provision of the Articles of Incorporation or By-Laws of the corporation requiring the affirmative vote of a specified percentage of shares of the corporation shall be read to give effect to the lesser voting rights of the holders of Class A Common Stock as described above; specifically, a provision that the affirmative vote of a specified percentage of the shares of the corporation is required shall require the affirmative vote of the holders of that percentage of the aggregate voting power of the corporation.

2.             Convertibility.  The Class A Common Stock is not convertible into shares of Class B Common Stock or any other security of the Corporation.

D.
PROVISIONS APPLICABLE TO CLASS B COMMON STOCK

1.             Voting.  The holders of Class B Common Stock are entitled to one vote per share on all questions presented to the shareholders. In all elections of directors of the corporation, each holder of Class B Common Stock shall have the right to vote in person or by proxy the number of shares of Class B Common Stock held by such holder for as many persons as there are directors to be elected.

2.             Convertibility.  Class B Common Stock is not convertible into shares of Class A Common Stock or any other security of the Corporation.

E.
PROVISIONS APPLICABLE TO PREFERRED STOCK,
CLASS A COMMON STOCK AND CLASS B COMMON STOCK

1.             Preemptive Rights.  Ownership of shares of any class of the capital stock of the corporation shall not entitle the holders thereof to any preemptive right to subscribe for or purchase or have offered to them for subscription or purchase any additional shares of capital stock of any class of the corporation or any securities convertible into any class of capital stock of the corporation, however acquired, issued or sold by the corporation, it being the purpose and intent hereof that the board of directors shall have full right, power and authority to offer for subscription or sell or to make any disposal of any or all unissued shares of the capital stock of the corporation or any securities convertible into stock or any or all shares of stock or convertible securities issued and thereafter acquired by the corporation, for such consideration, not less than the par value thereof, or, in the case of any class of stock without par value, the stated value thereof, in money, property or labor, as the board of directors shall determine.

2.             Cumulative Voting.  No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

3.             Authority to Purchase Own Shares.  The corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE SIX

The street address of its present registered office is 555 IH 35 South, New Braunfels, Texas 78130, and the name of the registered agent at such addresses is W.M. “Rusty” Rush.

ARTICLE SEVEN

The number of directors constituting the board of directors as of the date of these Restated Articles of Incorporation is six, and the names and addresses of the persons who are to serve as directors until the next annual meeting of the shareholders, or until their successors are elected and qualify are:

NAME	ADDRESS

W. Marvin Rush	555 IH 35 South, New Braunfels, Texas 78130
W.M. “Rusty” Rush	555 IH 35 South, New Braunfels, Texas 78130
Thomas A. Akin	555 IH 35 South, New Braunfels, Texas 78130
Ronald J. Krause	555 IH 35 South, New Braunfels, Texas 78130
Harold D. Marshall	555 IH 35 South, New Braunfels, Texas 78130
James C. Underwood	555 IH 35 South, New Braunfels, Texas 78130

ARTICLE EIGHT

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or any act or omission that involves intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) for any act or omission for which the liability of the director is expressly provided by statute.  If either the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by such amended act.  Any repeal or modification of this Article Eight by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

Any action required or which must or may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares of voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE TEN

The power to alter, amend or repeal the bylaws or adopt new bylaws is vested in the board of directors, subject to repeal or change by action of the shareholders.

ARTICLE ELEVEN

If, with respect to any matter for which the affirmative vote or concurrence of the shareholders of the Corporation is required, any provision of the Texas Business Corporation Act would, but for this Article Eleven, require the affirmative vote or concurrence of the holders of shares having more than a majority of the votes entitled to vote on such matter, or of any class or series thereof, the affirmative vote or concurrence of the holders of shares having only a majority of the votes entitled to vote on such matter, or of any class or series thereof, shall be required with respect to any such matter.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of July 2008.

RUSH ENTERPRISES, INC.

By	/s/ W. Marvin Rush
W. Marvin Rush
Chairman